Exhibit(e)(2)(iii)

SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING EQUITY TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

ING Financial Services Fund

ING Large Company Value Fund

ING LargeCap Growth Fund